EXHIBIT 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference of our report, dated February 28, 2018 for the MH Elite Small Cap Fund of Funds (“Small Cap”), MH Elite Fund of Funds (“Fund of Funds”), MH Elite Select Portfolio of Funds, (“Select”) and MH Elite Income Fund of Funds, (“Income”), (collectively the “Funds”), (each a series of MH Elite Portfolio of Funds, Trust) and to all references to our firm included in or made a part of this Post Effective Amendment No. 28 under the Securities Act of 1933 and Amendment No. 29 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-50885 and 811-08763), including the references to our firm under the headings “Financial Highlights” in the prospectus and “Report of Independent Registered Public Accounting Firm”  in the Statement of Additional Information of the Funds.

Abington, Pennsylvania

April 27, 2018